CONTACT:
Kevin Gregory, CFO
(859) 586-0600 x1424
kgregory@pomeroy.com
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POMEROY IT SOLUTIONS,  INC., ANNOUNCES  APPOINTMENT  OF KEITH BLACHOWIAK, SENIOR
VICE PRESIDENT OF INFORMATION TECHNOLOGY AND CIO

Hebron, KY; February 14, 2006 - Pomeroy IT Solutions, Inc. (NASDAQ:PMRYE) today announced the appointment of Keith Blachowiak as Senior Vice President of Information Technology and Chief Information Officer of the Company, effective March 1st, 2006. Mr. Blachowiak will direct the management, operation and development of all information technology (IT) systems within Pomeroy.

"We are pleased to bring on board a new CIO of the caliber of Keith as he represents another important addition to our executive management team," said Stephen E. Pomeroy, CEO of the Company. Mr. Pomeroy added, "Mr. Blachowiak has over 16 years of experience in the IT services and IT product distribution industries with companies that are the leaders in their market segments. He has extensive knowledge of IT channel business practices and vendor and customer requirements as well as an understanding of the IT systems needed to drive a growing business in this industry. In addition, Keith has significant experience in managing an IT department to meet the regulatory requirements of Sarbanes-Oxley and he has participated in the execution and integration of more than 40 acquisitions."

Immediately prior to accepting the position at Pomeroy, Mr. Blachowiak was Vice President- IT Shared Services, Government Division for Affiliated Computer Services, Inc., a Fortune 500 publicly traded company engaged in providing information technology and business process outsourcing solutions to commercial and government clients worldwide. Prior to that, Mr. Blachowiak worked for Ingram Micro, Inc., a global wholesale distributor of IT products with annual revenues of more than $25 billion. At Ingram, Mr. Blachowiak held a number of positions, most recently serving as Corporate Vice President IT Strategy and Operations.

As a national solutions provider, Pomeroy provides services that include: outsourcing, application development, systems integration and other maintenance and support services. The Company maintains a workforce of 3,000+ skilled, technical employees with the capabilities to plan, design, implement and support all categories of its consulting, infrastructure and lifecycle solutions offerings. Pomeroy helps clients leverage IT as an enabler to increase productivity, reduce costs and improve profitability. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. The Company reported revenues of $742 million for the year ended January 5, 2005.

Certain of the statements in the preceding paragraphs regarding reporting financial results constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and


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unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the terms of applicable agreements and assumptions regarding the Company's performance thereunder, the nature and volume of products and services anticipated to be delivered, the mix of the products and services businesses, the type of services delivered, total actual revenue received, existing market and competitive conditions including the overall demand for IT products and services, and the ability to attract and retain technical and other highly skilled personnel, the nature and extent of the accounting errors identified, the time required by us to compile information necessary to complete our financial statements, and the time required by our auditors to complete the review of our Form 10-Q.